Exhibit 99.1

FOR IMMEDIATE RELEASE

August 11, 2021

Sorrento and DYADIC Announce Binding Term Sheet to License Dyadic’s LEAD COVID-19 VAccine Candidate “DYAI-100” AND C1 Technology for protein-based coronavirus vaccineS and therapeutics

•	Sorrento to obtain exclusive rights in North and South America, Europe, major Asian countries (including Greater China and Japan) and certain other countries to utilize Dyadic’s C1 technology for the development and commercialization of vaccines, therapeutic antibodies, protein therapeutics, and diagnostics for coronaviruses, including DYAI-100, Dyadic’s lead COVID-19 vaccine candidate.

•	Dyadic’s lead COVID-19 Vaccine, DYAI-100, utilizes the SARS-CoV-2 Spike Protein receptor binding domain (RBD) and has been extensively studied in vitro and in vivo for its induction of high-titer neutralization activities in vaccinated animals against the SARS-CoV-2 virus and its major variants of concern (VoCs).

•	MultiValent COVID-19 Vaccine is under development using the RBDs for the VoCs, such as delta, alpha, beta, gamma and lambda, and is designed to cover all known and emerging VoCs.

•	Consideration includes a $10 million upfront payment ($5 million in cash and $5 million in Sorrento stock), reimbursement of certain DYAI-100 R&D expenses, with potential for multiple future development milestones and royalty payments.

SAN DIEGO, August 11, 2021 (GLOBE NEWSWIRE) -- Sorrento Therapeutics, Inc. (NASDAQ: SRNE; “Sorrento”), a clinical stage biopharmaceutical company developing new therapies to treat cancer, pain and COVID-19, and Dyadic International, Inc. (NASDAQ: DYAI; “Dyadic”), a global biotechnology company focused on further improving, applying and deploying its proprietary C1-cell protein production platform to accelerate development, lower production costs and improve access to biologic vaccines and drugs at flexible commercial scales, today announced the signing of a binding term sheet to enter into an exclusive license agreement to develop and commercialize vaccines, therapeutics, and diagnostics for coronaviruses, including Dyadic’s lead COVID-19 vaccine candidate, DYAI-100, produced using Dyadic's proprietary and patented C1-cell protein production platform. The final terms of the license will be set forth in a definitive agreement to be entered into between the parties.

Sorrento Chairman and CEO, Dr. Henry Ji, commented, “We look forward to continuing our collaboration with Dyadic, which began last year, initially with a goal of developing and commercializing a protein-based COVID-19 vaccine that can be rapidly manufactured in large quantities in our existing cGMP facilities, and stored and transported at room temperature, in order to increase access and affordability to underserved populations globally.” Dr Ji. continued, “Over the past six months we have carried out several promising preclinical animal studies using the C1-produced RBD antigen in Dyadic’s lead COVID-19 vaccine candidate, DYAI-100. Our goal is to manufacture a COVID-19 vaccine that will provide protection across the variants of concern, including Delta, and in addition, apply the C1 protein production platform broadly across our current and future coronavirus programs.”

Mark Emalfarb, Dyadic’s President and Chief Executive Officer noted, “We are delighted to have executed a binding term sheet with Sorrento Therapeutics to license the C1 technology for the development and commercialization of coronavirus vaccines, therapeutics, and diagnostics, including COVID-19. This marks a significant milestone in our corporate development efforts as we expect the license agreement we will enter into to enable us to monetize our internal COVID-19 development efforts with a partner that has the resources and expertise to advance vaccines, therapeutics, and diagnostics both clinically and commercially.”

“The license agreement, when executed, contemplates an up-front payment of $10 million in cash and stock, up to $4 million in reimbursements for preclinical and clinical development costs incurred by Dyadic for the development and advancement of our proprietary DYAI-100 vaccine, up to $33 million in milestone payments and ongoing royalties following commercialization. All future development costs related to this license will be incurred by Sorrento,” concluded Mr. Emalfarb.

Mr. Michael Tarnok, Dyadic’s Board Chairman noted, “This is a significant event for Dyadic and humankind globally, having achieved our goal of creating a pathway that potentially addresses the COVID-19 vaccine production gap for mass scale immunizations and treatments across the globe, quickly and efficiently. The Sorrento license will cover all other territories not already covered by Dyadic’s existing COVID-19 agreements with Medytox, Syngene and the Rubic Consortium.”

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila), named C1. The C1 microorganism, which enables the development and large-scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs, such as virus like particles (VLPs) and antigens, monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Certain other research activities are ongoing, which include the exploration of using C1 to develop and produce certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. As the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs, and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic's website at http://www.dyadic.com for additional information, including details regarding Dyadic's plans for its biopharmaceutical business.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical stage, antibody-centric, biopharmaceutical company developing new therapies to treat cancers and COVID-19. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as fully human antibodies (“G-MAB™ library”), clinical stage immuno-cellular therapies (“CAR-T”, “DAR-T™”), antibody-drug conjugates (“ADCs”), and clinical stage oncolytic virus (“Seprehvir™”). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including COVIGUARD™, COVI-AMG™, COVISHIELD™, Gene-MAb™, COVI-MSC™ and COVIDROPS™; and diagnostic test solutions, including COVITRACK™, COVISTIX™ and COVITRACE™.

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a first-in-class (TRPV1 agonist) non-opioid pain management small molecule, resiniferatoxin (“RTX”), and SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (SEMDEXA™), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, and to commercialize ZTlido® (lidocaine topical system) 1.8% for the treatment of post-herpetic neuralgia. RTX has completed a Phase IB trial for intractable pain associated with cancer and a Phase 1B trial in osteoarthritis patients. SEMDEXA is in a pivotal Phase 3 trial for the treatment of lumbosacral radicular pain, or sciatica. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the C1-cell protein production platform and DYAI-100; the expected collaboration between Sorrento and Dyadic, including but not limited to, the development and commercialization of COVID-19 vaccines, including DYAI-100 and Sorrento’s MultiValent COVID-19 vaccine, and therapeutic antibodies, protein therapeutics and diagnostics for coronaviruses; the properties of DYAI-100, including its induction of high-titer neutralization activity against SARS-CoV-2 and its variants of concern; the capability to manufacture protein-based vaccines in large quantities; Sorrento’s resources and expertise in developing and commercializing vaccines, therapeutics and diagnostics; the potential for such protein-based vaccines to be stored and transported at room temperature; the expectation that such vaccines would be effective against SARS-CoV-2 and its variants of concern; the plan to utilize the C-1 cell protein production platform in connection with other existing and new coronavirus programs; and the expected entry into a definitive license agreement between the parties and the terms thereof. Risks and uncertainties that could cause our actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to: risks related to Sorrento's technologies and prospects, including, but not limited to risks related to seeking regulatory approval for DYAI-100 and other vaccine and therapeutic candidates produced by the C1-cell protein production platform; clinical development risks, including risks in the progress, timing, cost, and results of clinical trials and product development programs; risk of difficulties or delays in obtaining regulatory approvals; risks that clinical study results may not meet any or all endpoints of a clinical study and that any data generated from such studies may not support a regulatory submission or approval; risks that prior test, study and trial results may not be replicated in future studies and trials; risks of manufacturing and supplying drug product; risks related to leveraging the expertise of its employees, subsidiaries, affiliates and partners to assist Sorrento in the execution of its therapeutic antibody product candidate strategies; risks related to the global impact of COVID-19; and other risks that are described in Sorrento's most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento's Annual Report on Form 10-K for the year ended December 31, 2020, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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Media and Investor Relations Contacts

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: prawson@dyadic.com

Sorrento Therapeutics, Inc.

Alexis Nahama, DVM

SVP, Corporate Development

Email: mediarelations@sorrentotherapeutics.com

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Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, SOFUSA™, COVIGUARD™, COVI-AMG™, COVISHIELD™, Gene-MAb™, COVIDROPS™, COVI-MSC™, COVITRACK™, COVITRACE™ and COVISTIX™ are trademarks of Sorrento Therapeutics, Inc.

SEMDEXA™ is a trademark of Semnur Pharmaceuticals, Inc.

ZTlido® is a registered trademark owned by Scilex Pharmaceuticals Inc.

All other trademarks are the property of their respective owners.

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